                                                                    EXHIBIT 23.4

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 19, 1998, with respect to the financial statements of TeleCom Towers, L.L.C. at December 31, 1997 and for the three months then ended, and the financial statements of Telecom Southwest Towers Limited Partnership, Telecom Towers Mid-Atlantic Limited Partnership and Telecom Towers of the West, L.P. at December 31, 1997 and for the years then ended included in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of American Tower Corporation for the registration of 500,000 shares of its common stock.

                                          /s/ Ernst & Young LLP

Vienna, Virginia
February 2, 1999